Exhibit 99.1

THE BRINK’S COMPANY SENDS LETTER TO SHAMROCK

RICHMOND, Va. – November 12, 2012 –The Brink’s Company (NYSE: BCO), a global leader in security-related services, today sent a letter in response to the press release issued by Shamrock Holdings, Inc. on November 5, 2012.

The text of the letter follows:

November 12, 2012

Dear Mr. Gold:

I am writing on behalf of the Board of Directors of The Brink’s Company in response to the November 5, 2012 press release issued by Shamrock Holdings, Inc., which referenced a November 2, 2012 letter to the Company.  Please note that, other than through the press release, Brink’s has not yet received a copy of this letter, and is not aware of any attempt by Shamrock to contact the Company regarding its contents either before or after the letter was published.  Shamrock also has not disclosed the level of its ownership interest in the Company.

Consistent with its fiduciary obligations to all shareholders, the Board, with the assistance of its financial and legal advisors, reviewed the substance of Shamrock’s press release at a recent meeting that included a regular strategic planning session.

Board and Management Focused on Shareholder Value Creation: The Board is highly focused on enhancing shareholder value and continues to oversee the Company’s performance and work closely with the management team.  Following a search that considered both internal and external candidates, the Board appointed a new President and Chief Executive Officer on June 18, 2012, and provided management with a mandate to take steps necessary to improve performance and position Brink’s for long-term growth.  Since that date:

•         The Company has initiated cost-saving measures, including reducing headcount, consolidating operations and lowering capital expenditures while continuing to improve productivity and strengthening the Brink’s leadership team in key areas around the globe;

•         The Company’s share price has increased 19% through November 2, 2012, the last trading day before Shamrock issued its press release about Brink’s; and

•         Research analysts continue to forecast significant upside in Brink’s share price, reflecting confidence in the Company’s business plan.

Shamrock’s Press Release Contains Inaccurate and Misleading Statements: There were a number of significant inaccuracies in Shamrock’s press release, including:

•         A misleading reference to the Company’s share price performance during the last five years.  Shamrock fails to account for the significant value Brink’s shareholders realized from the spin-off of Brink’s Home Security to Brink’s shareholders in 2008 and subsequent sale of that business to Tyco for approximately $2 billion.  After taking into account the spin-off and subsequent sale, there has been an increase in Brink’s share price that has outpaced the S&P 500, contrary to Shamrock's assertion that share value has decreased by over 60% over the past five years.

•         An erroneous comparison of the Company’s GAAP earnings per share during the first nine months of 2012 with the same period in 2011.  The Company’s earnings per share increased by 8% in the first nine months of 2012 to $1.26 per share, as compared to $1.17 per share during the same period a year ago, rather than declining, as asserted by Shamrock.

Improving Near-Term Results and Sustainable Long-Term Growth: The Brink's Board takes seriously its fiduciary responsibilities, has consistently demonstrated its willingness to listen to shareholder views, and has taken action on a number of fronts to enhance returns.  These include:

•         Maximizing profits in developed markets, while continuing to invest in other markets such as Latin America:

o   An ongoing portfolio review of European operations has thus far resulted in agreements for the sale of cash handling operations in Poland and guarding operations in France, and the consolidation of branch operations in Germany.

o   Cost reductions, branch consolidations and productivity investments have resulted in improved year-to-date profits in Europe and North America despite difficult market conditions.

o   The Company has demonstrated steady profit improvement in Mexico, which is expected to continue.

•         Investments in new solutions and adjacent markets to drive long-term growth, including payment processing and ATM network management services.

•         Ongoing review of capital expenditures, which is expected to reduce 2012 spending by approximately $30 million.

Brink’s is confident that the right strategic plan and team are in place to improve near-term results and achieve sustainable shareholder value creation.  Accordingly, the Board, after recently completing a regular strategic planning session, believes that exploration of strategic alternatives at this time is not in the best interests of shareholders and that it is not an appropriate time to sell the Company.

Very truly yours,

/s/ Thomas C. Shievelbein

Thomas C. Schievelbein

Chairman of the Board, President and Chief Executive Officer

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world's premier provider of secure transportation and cash management services. For more information, please visit The Brink’s Company website at www.Brinks.com or call 804-289-9709.

Forward-Looking Statements

This release contains forward-looking information about the new company's newly appointed Chairman, President and CEO and the future performance of the company. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information. The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated. A discussion of factors that could affect future results is contained in the company's periodic filings with the Securities and Exchange Commission. All forward-looking information should be evaluated in the context of these risks, uncertainties and contingencies. The information included in this release is representative only as of the date of this release, and the company undertakes no obligation to update any information contained in this release.

The Brink’s Company will be using a white proxy card for its 2013 annual meeting.

Contact:

Investor Relations

804.289.9709

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank / Tim Lynch / Jonathan Keehner

212.355.4449